Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces 15% Revenue Growth, Fourth Consecutive Profitable Quarter, for the Second Quarter of 2011

$2.4 Million in Operating Income Year-to-Date;
Company Ends Quarter with $0 Debt and $5.7 Million in Cash
LOVELAND, CO, July 27, 2011 -- Heska Corporation (NASDAQ: HSKA; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its second quarter, ended June 30, 2011.

Second Quarter Highlights Include:
•	15.5% revenue growth to $17.4 million vs. $15.1 million in last year's period
•	Revenue growth in both operating segments
•
27.7% increase in year-over-year quarterly gross profit and a 42.8% Gross Margin, a 411-basis point improvement compared to the second quarter last year and a 27-basis point sequential improvement compared to the prior quarter

•
Selling, General and Administrative expenses, or SG&A, increased 3.8% compared to the second quarter last year, but decreased as a percent of revenue to 33.7% from 37.5% in the second quarter last year

•	$887,000 in operating income compared to a ($207,000) operating loss in the second quarter last year
•	Strong cash from operations resulting in $0 debt at the end of the period
•	The addition of Ms. Sharon Riley, a proven hospital administrator and most recently the CEO of UT Southwestern University Hospitals in Dallas, to Heska's Board of Directors
•	Completed the quarter with $5.7 million in cash, no debt and $18.7 million in working capital

"This was another quarter of solid execution, as we laid the groundwork for accelerated growth and increased profitability in future quarters," commented Robert Grieve, Heska's Chairman and CEO. "Joe Aperfine, our new Executive Vice President, Sales and Marketing, has been expanding our technical sales expertise, filling vacant sales territories with exceptionally talented people and creating a more effective commercial organization.  The ramp in new hiring has been steady and we expect to have all vacancies filled by the end of the current third quarter.  I firmly believe the right hiring and Mr. Aperfine's other initiatives will provide us with a more productive sales force to optimize growth in the future, particularly as we continue to innovate and introduce new products."

Financial Results
Second quarter revenue was $17.4 million, an increase of 15.5% compared to $15.1 million in the second quarter last year. Core companion animal health revenue grew 2.1% to $14.0 million from $13.7 million in the year-ago quarter. Other vaccines, pharmaceuticals and products revenue grew 148.8% to $3.4 million from $1.4 million, although the second quarter of 2010 was negatively impacted by a now resolved regulatory issue. Gross profit was $7.5 million, or a 42.8% gross profit margin, compared with gross profit of $5.8 million, or 38.7% gross profit margin, in the second quarter last year. SG&A expense was $5.9 million, or 33.7% of sales, compared to SG&A expense of $5.7 million, or 37.5% of sales in the second quarter last year. Total operating expenses were $6.6 million, or 37.7% of sales, compared with total operating expenses of $6.1 million, or 40.1% of sales, in last year's second quarter. The Company reported operating income of $887,000, compared to a loss from operations of ($207,000) in last year's second quarter. Pre-tax income was $745,000 compared to a pre-tax loss of ($329,000) last year. Net income, inclusive of a $235,000 deferred income tax expense, was $457,000 or $0.09 per basic and diluted share, compared with a net loss of ($165,000) or ($0.03) per basic and diluted share in last year's period. In the second quarter last year, the Company recorded a ($178,000) deferred income tax benefit.

"This was another strong quarter with revenue growth, margin expansion and an improved level of quarterly profitability compared to last year as we grew revenue at nearly twice the rate of expenses, resulting in a significant swing to positive operating income," Dr. Grieve continued. "Looking to the future, we launched our handheld lactate analyzer and are on pace to launch one more unique product by the end of this year. In addition, we expect to introduce up to four new products next year, including at least two new products from our recently announced alliance with Rapid Diagnostek. This commitment to innovation, research and development and the development of proprietary intellectual property is consistent with our focus on accelerated growth and profitability. We are demonstrating the ability to scale our top line faster than our operating expenses, and this is expected to result in increased earnings power as we grow. "

Year-to-date, revenues were $37.0 million, an increase of 12.7% compared to revenue of $32.8 million last year. Core companion animal health revenue grew 3.2% to $30.5 million from $29.5 million last year and other vaccines, pharmaceuticals and products revenue grew 97.9% to $6.5 million from $3.3 million last year. Gross profit was $15.8 million, or 42.7% gross profit margin, compared with gross profit of $12.1 million, or 36.7% gross profit margin last year. SG&A expense was $12.3 million, or 33.3% of sales, compared to SG&A expense of $11.9 million, or 36.3% of sales in the first six months last year. Total operating expenses were $13.3 million, or 36.1% of sales, compared with total operating expenses of $12.7 million, or 38.9% of sales last year. The Company reported operating income of $2.4 million compared to a loss from operations of ($695,000) last year. Pre-tax income was $2.3 million compared to a pre-tax loss of ($990,000) last year. Net income, inclusive of a $730,000 deferred income tax expense, was $1.4 million or $0.26 per basic and diluted share, compared with a net loss of ($495,000) or ($0.09) per basic and diluted share last year. The first six months of last year's results included a ($495,000) deferred income tax benefit.

Balance Sheet and Liquidity
As of June 30, 2011, Heska had $5.7 million in cash and working capital of $18.7 million. During the quarter, the Company generated strong cash from operations to eliminate all borrowings under its line of credit, ending the quarter with no debt. Stockholders' equity increased 4.2% to $47.7 million compared to $45.8 million as of December 31, 2010.

Investor Conference Call
Management will conduct a conference call on Wednesday, July 27, 2011 at 9 a.m. MDT (11 a.m. EDT) to discuss the second quarter 2011 financial results.  To participate, dial (877) 941-1465 (domestic) or (480) 629-9866 (international); the conference call access number is 4458377.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone and webcast replays of the conference call will be available for playback until August 10, 2011.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The webcast replay may be accessed from Heska's home page at www.heska.com until August 10, 2011.

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The Company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. For example, Dr. Grieve's stated expectations for new product launches and increased earnings power are forward-looking.  These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: risks related to Heska's reliance on third parties to develop certain of Heska's future products; risks related to Heska's ability to increase the productivity of its sales force; risks related to the implementation of current product development plans, including anticipated launch dates; risks regarding Heska's reliance on third-party suppliers such as minimum purchase requirements, which could have a significant adverse impact on Heska's financial position; uncertainties related to Heska's ability to hire and retain effective individuals to fill currently vacant positions; uncertainties related to Heska's ability to successfully commercialize new products; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products and whom may be large Heska customers, including Schering-Plough Animal Health Corporation which has exclusive rights to Heska's heartworm preventive in the United States; uncertainties regarding Heska's ability to successfully market and sell its products in an economically sustainable manner; competition; risks related to Heska's ability to generate levels of profitability to utilize significantly its deferred tax assets; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended June 30,		SixMonths Ended June 30,
	2010	2011	2010	2011
Revenue, net:
Core companion animal health	$13,731	$14,023	$29,523	$30,464
Other vaccines, pharmaceuticals and products	1,376	3,424	3,278	6,488
Total revenue, net	15,107	17,447	32,801	36,952

Cost of revenue	9,260	9,978	20,749	21,185

Gross profit	5,847	7,469	12,052	15,767

Operating expenses:
Selling and marketing	3,656	3,570	7,692	7,530
Research and development	388	703	845	1,034
General and administrative	2,010	2,309	4,210	4,776
Total operating expenses	6,054	6,582	12,747	13,340
Operating income (loss)	(207)	887	(695)	2,427
Interest and other expense, net	122	142	295	165
Income (loss) before income taxes	(329)	745	(990)	2,262
Income tax expense (benefit):
Current tax expense	14	53	64	159
Deferred tax expense (benefit)	(178)	235	(559)	730
Total income tax expense (benefit)	(164)	288	(495)	889
Net income (loss)	$(165)	$457	$(495)	$1,373

Basic net income (loss) per share	$(0.03)	$0.09	$(0.09)	$0.26
Diluted net income (loss) per share	$(0.03)	$0.09	$(0.09)	$0.26

Shares used for basic net income (loss) per share	5,217	5,234	5,216	5,233

Shares used for diluted net income (loss) per share	5,217	5,353	5,216	5,298

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2010	June 30, 2011
Cash and cash equivalents	$5,492	$5,707
Total current assets	27,279	28,418
Property and equipment, net	5,486	4,998
Total assets	63,048	61,823
Line of credit	3,079	--
Total current liabilities	12,660	9,708
Stockholders' equity	45,798	47,736

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